Exhibit 99.1

MAP Pharmaceuticals Provides Update Following Meeting with FDA for

LEVADEX® (dihydroergotamine) New Drug Application

— Company plans to resubmit in late Q3/early Q4 2012 —

MOUNTAIN VIEW, Calif., June 25, 2012 /PRNewswire/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that the Company completed an End-of-Review meeting with the United States Food and Drug Administration (FDA) for its New Drug Application (NDA) for LEVADEX® (dihydroergotamine) inhalation aerosol. MAP Pharmaceuticals requested the End-of-Review meeting following receipt of a Complete Response letter (CRL) on March 26, 2012. The Company is seeking approval of LEVADEX for the acute treatment of migraine in adults.

“Based on our meeting with the FDA, we believe that we have clarity on what is needed to address the issues in the Complete Response letter, and we are encouraged by the FDA’s collaborative dialogue in providing guidance that will help us move forward with our resubmission process. We plan to resubmit to the FDA in the late third quarter/early fourth quarter 2012 timeframe,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “We believe LEVADEX has the potential to be an important new therapy for people who experience migraine and look forward to being able to provide it to patients whose needs are not being met by currently available treatments.”

Based on the meeting, the Company believes that no new studies need to be conducted for inclusion in the resubmission. The FDA will determine the type of resubmission (Class 1 or Class 2) and the resulting review timeline after the resubmission has been accepted for filing.

In the CRL, the FDA requested that the Company address issues relating to chemistry, manufacturing and controls (CMC) and observations from a facility inspection of a third party manufacturer. The FDA also indicated that it had not been able to complete review of inhaler usability information requested late in the review cycle by the FDA.

The CMC issues are focused on commercial product specifications and justification of process controls to reflect the product specifications. The Company believes it has all data necessary to respond and confirmed at the FDA meeting its approach to address these issues. The FDA also agreed with the Company’s proposal to include recently completed 24 month stability data on LEVADEX in the resubmission.

The FDA provided clarity on the steps necessary for the Company’s third party manufacturer to address observations related to the implementation and documentation of manufacturing process controls cited during a facility inspection. The Company is working closely with its third party manufacturer. The third party manufacturer provided responses to the observations to the FDA, and the Company believes the observations cited by the FDA either have been resolved or will be addressed in conjunction with the resubmission.

With respect to inhaler usability information, the FDA has requested that the Company provide information on patient experience related to inhaler usability from the existing clinical data set to augment the information previously provided. The Company believes it has the data necessary to provide this additional information.

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The U.S. Food and Drug Administration (FDA) reviewed the New Drug Application (NDA) for LEVADEX and on March 26, 2012, the Company received a Complete Response letter with respect to this NDA. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the process and timing for responding to the FDA’s Complete Response letter with respect to the Company’s LEVADEX product candidate, and the Company’s belief that no new studies will need to be conducted for inclusion in the resubmission. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to the regulatory process to have the Company’s LEVADEX product candidate approved for commercial use, including the possibility that the preparation of the resubmission may take longer than anticipated, or that the FDA may determine that the Company’s data does not provide a full response and request that the Company conduct additional studies, which may delay the approval of the LEVADEX NDA and require additional time, resources and capital. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, available at http://edgar.sec.gov.

MAP Pharmaceuticals Contact:

Lisa Borland, 650-386-3122

Nicole Foderaro, 415-946-1058 (media)